Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 Amendment No. 1 of GJ Culture Group US, Inc. of our report dated April 25, 2019, relating to the audit of the financial statements of GJ Culture Group US, Inc. (the “Company”) as of December 31, 2018 and for the period from December 20, 2018 to December 31, 2018 and our report dated September 10, 2019, relating to the review of the financial statements of GJ Culture Group US, Inc. (the “Company”) as of June 30, 2019 and for the six-month period then ended.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 13, 2019	Certified Public Accountants